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                                                                     EXHIBIT 4.4





                      1996 ASSOCIATE STOCK PURCHASE PLAN
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                             TRACTOR SUPPLY COMPANY

                       1996 ASSOCIATE STOCK PURCHASE PLAN


                          Tractor Supply Company (the "Company") does hereby
establish its 1996 Associate Stock Purchase Plan (the "Plan") as follows:

1.               PURPOSE

                          The purpose of the Plan is to provide associates of
the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under
Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.               DEFINITIONS

                          (a)     "Associate" shall mean any person who is
customarily employed for at least twenty (20) hours per week and more than five
(5) months in a calendar year by the Company or any Subsidiary of the Company.

                          (b)     "Board" shall mean the Board of Directors of
the Company and any committee of the Board appointed pursuant to Section 13 hereof.

                          (c)     "Code" shall mean the Internal Revenue Code
of 1986, as amended.

                          (d)     "Common Stock" shall mean the Common Stock,
$.008 par value per share, of the Company.

                          (e)     "Company" shall mean Tractor Supply Company,
a Delaware corporation.

                          (f)     "Compensation" shall mean all regular
straight time earnings and all payments for overtime, shift premium, incentive compensation, bonuses, payments in lieu of vacation or sick leave, and commissions, in each case before any deductions required by law or authorized by the Employee, including, without limitation, pursuant to any deferred compensation arrangement. Compensation does not include any other cash payment or employee benefit, including, without limitation, severance payments, payments by the Company of social security, worker's compensation, unemployment compensation, any disability payments or other payments required by statute, and any payments or contributions by the Company for insurance or other employee benefit plans.
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                          (g)     "Continuous Status as an Associate" shall
mean the absence of any interruption or termination of service as an Associate. Continuous Status as an Associate shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or any Subsidiary of the Company, provided either that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

                          (h)     "Enrollment Date" shall mean the first day
of each Offering Period.

                          (i)     "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                          (j)     "Exercise Date" shall mean the last day of
an Offering Period.

                          (k)     "Fair Market Value" of a share of Common
Stock on any date shall mean an amount determined by the Board on such basis as it, acting in good faith, shall deem appropriate; provided, however, that (i) in the event the Common Stock is then quoted on the Nasdaq National Market, the Fair Market Value of a share of Common Stock on any date shall mean the closing price of a share of Common Stock on the Nasdaq National Market on such date,
(ii) in the event the Common Stock is then traded over the counter but is not quoted on the Nasdaq National Market, the Fair Market Value of a share of Common Stock on any date shall mean the average of the closing bid and asked prices on such date, and (iii) in the event the Common Stock is then listed on any stock exchange, the Fair Market Value of a share of Common Stock on any date shall mean the closing price on the principal such exchange on such date. Whenever possible, the determination of Fair Market Value shall be based on the prices reported in The Wall Street Journal. In the event that a closing price, or bid or asked price, is not available for a particular date, the Fair Market Value of a share of Common Stock of the Company on such date shall be the Fair Market Value of a share of Common Stock of the Company on the last business day prior to such date for which a closing price, or bid and asked price, is available.

                          (l)     "Offering Period" shall mean each period
during which an Associate may acquire shares of Common Stock under the Plan as provided in Section 4 hereof.

                          (m)     "Parent" of the Company shall mean, at the
time of the granting of any option under the Plan, any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations in such unbroken chain (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such unbroken chain.

                          (n)     "Plan" shall mean this 1996 Associate Stock
Purchase Plan.

                          (o)     "Securities Act" shall mean the Securities
Act of 1933, as amended, and the rules and regulations promulgated thereunder.





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                          (p)     "Subsidiary" of the Company shall mean, at
the time of the granting of any option under the Plan, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations in such unbroken chain (other than the last such corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such unbroken chain.

3.               ELIGIBILITY

                          (a)     Any Associate who is employed by the Company
or any Subsidiary of the Company on a given Enrollment Date shall be eligible to participate in the Plan, subject to any limitations imposed by Section 423(b) of the Code.

                          (b)     Any provisions of the Plan to the contrary
notwithstanding, no Associate shall be granted an option under the Plan (i) if, immediately after the grant, such Associate (or any other person whose stock would be attributed to such Associate pursuant to Section 424(d) of the Code) would own stock or hold outstanding options to purchase stock possessing in the aggregate five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company (or of any Parent or Subsidiary of the Company), or (ii) which permits such Associate's rights to purchase stock under all employee stock purchase plans of the Company (and under all employee stock purchase plans maintained by any Parent or Subsidiary of the Company) to accrue at a rate which exceeds Twenty- Five Thousand Dollars ($25,000) of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding. For this purpose, a right to purchase stock accrues when it first becomes exercisable during the calendar year.

4.               OFFERING PERIODS

                          The Plan shall be implemented by consecutive three
(3) month Offering Periods with a new Offering Period commencing on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 1996, or as otherwise determined by the Board, and continuing thereafter until the Plan is terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods with respect to future offerings.

5.               PARTICIPATION

                          (a)     An eligible Associate may become a
participant in the Plan for any Offering Period by completing a subscription agreement authorizing payroll deductions on the form provided by the Company and filing it with the Company's Payroll Department during normal business hours at least fifteen days prior to the applicable Enrollment Date. Once enrolled, a participant will continue to participate in the Plan for each succeeding Offering Period until the withdrawal of the participant from the Plan in accordance with Section 10 hereof.





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                          (b)     Payroll deductions for a participant shall
commence on the first payroll date coinciding with or following the Enrollment Date for each Offering Period and shall end on the last payroll date in each Offering Period until the withdrawal of the participant in accordance with
Section 10 hereof.

6.               PAYROLL DEDUCTIONS

                          (a)     At the time a participant files his or her
subscription agreement, the participant shall elect to have payroll deductions made on each payroll date during each Offering Period. A participant may authorize payroll deductions in a fixed dollar amount or fixed percentage of Compensation per payroll date, subject to Section 3(b) hereof and any minimum or other limitation specified by the Board.

                          (b)     All payroll deductions made by a participant
shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

                          (c)     A participant may discontinue his or her
participation in the Plan as provided in Section 10 hereof, may reduce the rate of his or her payroll deductions by delivery of written notice to the Payroll Department at least fifteen days prior to the payroll date for which such reduction is to be effective and may increase (subject to any limitations adopted by the Board pursuant to Section 6(a) hereof) the rate of his or her payroll deductions effective as of the Enrollment Date of the next Offering Period by completing a new subscription agreement and filing it with the Company at least fifteen days prior to such Enrollment Date.

                          (d)     Notwithstanding the foregoing, to the extent
necessary to comply with Section 423(b)(8) of the Code and paragraph 3(b) hereof, a participant's payroll deductions may be decreased to 0% during any Offering Period at such time as the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Periods ending within the same calendar year under the Plan (and under any other employee stock purchase plan maintained by the Company, or any Parent or Subsidiary of the Company) equal $21,250. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless the participant's participation in the Plan is sooner terminated pursuant to Section 10 hereof.

7.               GRANT OF OPTION

                          (a)     On the Enrollment Date of each Offering
Period, each eligible Associate participating in such Offering Period shall be deemed to have been granted an option to purchase on the Exercise Date for such Offering Period up to the number of full shares of the Company's Common Stock determined by dividing such Associate's payroll deductions accumulated during such Offering Period by the applicable option price per share for such Offering Period.












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                          (b)     The option price per share of Common Stock in
a given Offering Period shall be the lower of: (i) 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date for such Offering Period; and
(ii) 85% of the Fair Market Value of a share of Common Stock of the Company on the Exercise Date for such Offering Period.

8.               EXERCISE OF OPTION

                          Unless a participant withdraws from the Plan as
provided in Section 10 hereof, his or her option for the purchase of shares will be exercised automatically on the Exercise Date of each Offering Period, and the maximum number of full shares subject to such option will be purchased for the participant at the applicable option price with the accumulated payroll deductions in his or her account. A participant's option to purchase shares hereunder is exercisable only by the participant during his or her lifetime. Any amount remaining in the participant's account after an Exercise Date as a result of being insufficient to purchase a full share of Common Stock shall be held in the participant's account until the Exercise Date in the next Offering Period or the earlier withdrawal of the participant from the Plan pursuant to
Section 10 hereof.

9.               DELIVERY

                          Shares of Common Stock purchased on any Exercise Date
shall be delivered to a broker designated by the Board to hold shares for the benefit of participants in the Plan. Such shares shall be delivered as physical certificates or by means of a book entry system as determined by the Board from time to time. Although a participant may direct the broker to sell such shares at any time (subject to the restrictions of Section 15 hereof and applicable securities laws), the shares otherwise must be held in an account with the broker designated by the Board until 24 months after the Enrollment Date of the Offering Period during which the shares were purchased. Following such 24-month period, a participant may transfer his or her shares to another broker or to any other person but all costs incident to such transfer shall be paid by the participant.

10.              WITHDRAWAL; TERMINATION OF EMPLOYMENT

                          (a)     A participant may withdraw all but not less
than all of the payroll deductions credited to his or her account under the Plan at any time prior to the Exercise Date of any Offering Period by giving written notice to the Company. All of the participant's payroll deductions credited to his or her account will be paid to the participant promptly after receipt of the participant's notice of withdrawal and the participant's participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a participant who has withdrawn from the Plan unless a new subscription agreement is delivered to the Company at least fifteen days prior to the Enrollment Date for any succeeding Offering Period directing the Company to resume payroll deductions.





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                          (b)     Upon termination of a participant's
Continuous Status as an Associate prior to the Exercise Date of an Offering Period for any reason, including retirement, death or the failure to be customarily employed for at least twenty (20) hours per week and more than five
(5) months per calendar year, the payroll deductions credited to the participant's account will be returned to the participant or, in the case of death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option will be automatically terminated.

11.              INTEREST

                           No interest shall accrue on the payroll deductions
of a participant in the Plan.

12.              STOCK

                          (a)     Subject to the approval of an increase in the
number of authorized shares of the Company's Common Stock by the stockholders of the Company, the maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be 1,000,000 shares. Until such time as the stockholders of the Company have approved an increase in the number of authorized shares of the Company's Common Stock, the maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be 500,000 shares. The number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be subject to certain adjustments upon changes in capitalization of the Company as provided in Section 18 hereof. The shares of Common Stock sold under the Plan may be authorized but unissued shares, reacquired shares held in treasury or shares purchased on the open market. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as it shall determine to be equitable.

                          (b)     A participant will have no interest or voting
right in shares of Common Stock covered by the participant's option until such option has been exercised.

                          (c)     Shares sold to a participant under the Plan
will be registered in the name of the participant or in the name of the participant and the participant's spouse.

13.              ADMINISTRATION

                          The Plan shall be administered by the Board or a
committee appointed by the Board. The administration, interpretation and application of the Plan by the Board and its committee shall be final, conclusive and binding upon all participants. Members of the Board who are eligible Associates are permitted to participate in the Plan, provided that:





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                          (a)     Members of the Board who are eligible to
participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan; and

                          (b)     If a committee is established to administer
the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the committee.

14.              DESIGNATION OF BENEFICIARY

                          (a)     A participant may file a written designation
of a beneficiary who is to receive any shares and cash from the participant's account under the Plan in the event of such participant's death with the Company's Payroll Department.

                          (b)     Such designation of beneficiary may be
changed by the participant at any time by written notice to the Company's Payroll Department. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver any shares and cash in the participant's account to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.              TRANSFERABILITY

                          Neither payroll deductions credited to a
participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

16.              USE OF FUNDS

                          All payroll deductions received or held by the
Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.              REPORTS

                          Individual accounts will be maintained for each
participant in the Plan. A statement of account will be given to each participant quarterly promptly following each Exercise Date, which statement will set forth the amount of payroll deductions for the preceding





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Offering Period, the per share option price in effect and the number of shares purchased on such Exercise Date, and the remaining cash balance, if any.

18.              ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

                          (a)     Subject to any required action by the
stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of outstanding Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option under the Plan.

                          (b)     In the event of the proposed dissolution or
liquidation of the Company, any then current Offering Period will terminate immediately prior to the consummation of such proposed action unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation, or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion, that each participant shall have the right to exercise any unexercised option in lieu of such assumption or substitution. If the Board makes any unexercised options fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant that such participant's unexercised option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and such option will terminate upon the expiration of such period.

                          (c)     The Board, if it so determines in the
exercise of its sole discretion, may also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.





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19.              AMENDMENT OR TERMINATION

                          The Board may at any time terminate or amend the
Plan. No such termination shall affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant, nor may an amendment be made without the approval of the stockholders of the Company if such amendment would:

                          (a)     Increase the number of shares that may be
issued under the Plan (except any increase adopted pursuant to Section 18(a) hereof); or

                          (b)     Modify the requirements concerning which
associates (or class of associates) are eligible for participation in the Plan.

20.              NOTICES

                          All notices or other communications by a participant
to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.              STOCKHOLDER APPROVAL

                          (a)     Continuance of the Plan shall be subject to
approval by the stockholders of the Company within twelve months after the date the Plan was adopted. If such stockholder approval is obtained at a duly held stockholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote thereon, which approval shall be:

                          (i)     Solicited substantially in accordance with
Section 14(a) of the Exchange Act; or

                          (ii)    Solicited after the Company has furnished in
writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished.

                          (b)     In the case of approval by written consent,
it must be obtained by the unanimous written consent of all stockholders of the Company.





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22.              INCOME TAX CONSEQUENCES

                          The Plan is designed to qualify as an "Employee Stock
Purchase Plan" under Section 423 of the Code. Under Section 423 of the Code, a participant will not realize taxable income at the time the participant purchases stock under the Plan. However, a participant may be deemed to receive compensation taxable as ordinary income in the year in which the participant disposes of the stock or dies while holding the stock.

                          The rules applicable to the disposition of stock vary
depending upon whether or not the disposition constitutes a "disqualifying disposition" (i.e., a disposition within two years after the Enrollment Date of the Offering Period during which the disposed of stock was purchased).

                          If a participant makes a disqualifying disposition,
the participant will be deemed to receive compensation taxable as ordinary income in an amount equal to the excess of the value of the stock on the Exercise Date on which it was purchased over the amount paid for the stock, regardless of whether the proceeds of the disposition exceed the participant's purchase price. In such case, the participant's cost basis for the stock would be correspondingly increased by the amount recognized as compensation by the participant. The Company, at the time a disqualifying disposition is made, will collect from the participant the federal income tax withholding due on the additional compensation. The participant's capital gain or loss on the disqualifying disposition itself will be the difference between the participant's basis so adjusted and the proceeds of the disqualifying disposition.

                          If a participant should sell stock at a profit and
the sale is not a disqualifying disposition, the participant would recognize as compensation taxable as ordinary income an amount equal to the lesser of (i) the excess of the Fair Market Value of the stock on the date of disposition over the participant's purchase price, or (ii) the "applicable discount" (for purposes of the Plan, 15%) applied to the Fair Market Value of the stock on the Enrollment Date of the Offering Period during which the stock was purchased. Any profit in excess of the amount recognized as compensation would be treated as capital gain. If the sale is at a loss and is not a disqualifying disposition, the difference between the participant's purchase price and the proceeds of the sale would be a capital loss.

                          If a participant dies at any time while holding the
stock, the participant would be deemed to have received compensation taxable as ordinary income in the year of his or her death in an amount equal to the smaller of (i) the applicable discount applied to the Fair Market Value of the stock on the Enrollment Date of the Offering Period during which the stock was purchased, or (ii) the excess, if any, of the Fair Market Value of the stock on the date of death over the participant's purchase price.





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                          INDIVIDUAL TAX IMPLICATIONS ATTENDANT TO
PARTICIPATION IN THE PLAN ARE THE SOLE RESPONSIBILITY OF THE INDIVIDUAL PARTICIPANT. THE BRIEF DISCUSSION OF FEDERAL TAX CONSEQUENCES PROVIDED ABOVE IS NOT EXHAUSTIVE. PLEASE NOTE THAT THE LAW MAY CHANGE AND SPECIAL RULES ARE PROVIDED WITH RESPECT TO SITUATIONS NOT SPECIFICALLY DISCUSSED HEREIN.

                          THE COMPANY STRONGLY RECOMMENDS THAT EACH PARTICIPANT
CONSULT WITH A TAX ADVISOR PRIOR TO COMMENCING ANY TRANSACTION HEREUNDER.

23.              NO EMPLOYMENT RIGHTS

                          Participation in the Plan will not impose any
obligations upon the Company to continue the employment of any participant for any specific period and will not affect the right of the Company to terminate any participant's employment at any time, with or without cause.

24.              CONDITIONS UPON ISSUANCE OF SHARES

                          (a)     Shares shall not be issued with respect to an
option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic and foreign, including, without limitation, the Securities Act, the Exchange Act and the requirements of the Nasdaq National Market or any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                          (b)     As a condition to the exercise of an option,
the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.





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